UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 23, 2012

Active Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12
Austin, Texas 78758
(Address of principal executive offices, including zip code)

(512) 836-6464
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

The information set forth in Item 5.02 of this Current Report on Form 8-K with respect to J. Douglas Milner’s Offer Letter (as defined below) and Severance Agreement (as defined below) is hereby incorporated into this Item 1.01 by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Resignation of Jan H. Lindelow as Interim Chief Executive Officer and President.

Jan H. Lindelow has resigned as interim Chief Executive Officer and President of Active Power, Inc. (the “Company”), effective as of immediately prior to the effective date of Mr. Milner’s employment.  Mr. Lindelow will continue to serve in his capacity as a member of the Company’s Board of Directors (the “Board”).

(c)

Appointment of Doug Milner as Chief Executive Officer and President.

On February 23, 2012, the Company announced that J. Douglas Milner has been appointed as the Company’s Chief Executive Officer and President, effective as of March 1, 2012.  Mr. Milner, age 51, served as Chief Operating Officer of Aquilex Corporation from March 2008 until July 2011.  From February 2004 to March 2008, Mr. Milner served as President of Stowe Woodward, a subsidiary of Xerium Technologies. Mr. Milner also held the position of Chief Technology Officer for Xerium Technologies.   Previously, he worked for Ziptronix, Inc., a start-up business.  Before that, he worked for Exide Electronics (subsequently Powerware Corporation) from 1991 to 2002, starting as Director of Product Marketing and finishing his career there as President of the Power Systems Group, an operating unit of Invensys plc.  Mr. Milner holds a B.A. in Physics and Mathematics from Ohio Wesleyan University, an M.S. in Electrical Engineering from Duke University, and an M.B.A. from Duke University.

There are no family relationships between Mr. Milner and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Milner’s offer letter, dated February 20, 2012 (the “Offer Letter”), provides that Mr. Milner will be paid an annual base salary of $400,000 and will be eligible to earn a bonus of up to 100% of his base salary at the target objective, subject to the terms and conditions of the Company’s executive bonus program, as approved from time to time by the Board.  The Offer Letter further provides that, subject to the approval of the Board, Mr. Milner will receive an option to purchase 750,000 shares of the Company’s Common Stock (the “Option Shares”) and 250,000 restricted stock units (“RSUs”).  The Option Shares and RSUs will vest over four years, with 25% of the Option Shares and RSUs vesting on the one-year anniversary of Mr. Milner’s vesting commencement date and the remaining Option Shares and RSUs vesting in a series of twelve successive equal quarterly installments.  The Company will also provide Mr. Milner with vacation and health benefits, as well as relocation and temporary living expense assistance.  The Offer Letter further provides that Mr. Milner will serve on the Board for as long as he is employed by the Company as its Chief Executive Officer.

On February 10, 2012, the Board approved the execution by the Company of a written severance benefits agreement (the “Severance Agreement”) with Mr. Milner.  The Severance Agreement provides that if Mr. Milner’s employment is terminated for reasons other than cause, as defined therein, or by Mr. Milner for good reason, as defined therein, then he shall be entitled to receive continued severance pay equal to twelve months of his base salary payable over such period, as well as reimbursement of health benefits during such period.  In addition, the Severance Agreement provides that the vesting under all unvested options and shares of restricted stock would be accelerated by twelve months and that he may be eligible, subject to approval and discretion of the Board, to all or a pro-rated portion of the bonus that would have been paid to him at the end of the year of such severance if the goals set for such bonus are achieved prior to such date of severance.

The Severance Agreement also provides that if within twelve months following a change in control, as defined therein, Mr. Milner’s employment is terminated for reasons other than cause, or by Mr. Milner for good reason, then any unvested options or shares of restricted stock held by Mr. Milner on the date of such change in control would accelerate and vest in full as of the date of the termination.  The Severance Agreement further includes a non-competition provision.

(e)

The information set forth above under Item 5.02(c) is hereby incorporated by reference into this Item 5.02(e).

Item 7.01.	Regulation FD Disclosure.

On February 23, 2012, the Company issued a press release announcing the management changes set forth in Item 5.02 of this Form 8-K.  A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1.  Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

99.1	Press Release of Active Power, Inc. dated February 23, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Date: February 23, 2012	By:	/s/ John Penver
John Penver
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Active Power, Inc. dated February 23, 2012.